As Filed with the Securities and Exchange Commission on February 6, 1997
                                                  Registration No. 333-19589

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                AMENDMENT NO. 1
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                            PEASE OIL AND GAS COMPANY
                (Name of registrant as specified in its charter)

                                     Nevada
         (State or other jurisdiction of incorporation or organization)


                                   87-0285520
                      (I.R.S. Employer Identification No.)

                          751 Horizon Court, Suite 203
                                 P.O. Box 60219
                       Grand Junction, Colorado 81506-8758
                                 (970) 245-5917
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                              Willard H. Pease, Jr.
                          751 Horizon Court, Suite 203
                                 P.O. Box 60219
                       Grand Junction, Colorado 81506-8758
                                 (970) 245-5917
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

              -----------------------------------------------------

                                 With Copies to:

                              Alan W. Peryam, Esq.
                         1610 Wynkoop Street, Suite 200
                             Denver, Colorado 80202
                                 (303) 892-6123

              -----------------------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                       Proposed Maximum       Proposed Maximum        Amount of
        Title of Each Class of                Amount to be              Offering Price            Aggregate         Registration
 Securities To Be Registered(3)                Registered                  Per Share           Offering Price            Fee
-----------------------------              ----------------          ---------------------    ----------------      ------------

Common Stock............................   5,781,660 Shares(1)       $      2.7344(2)        $    15,809,371(2)4     $4,790.72(2)
====================================================================================================================================

     (1) Includes 1,666,000 shares of Common Stock into which currently outstanding convertible debentures are convertible which were issued in a private placement; 2,500,000 shares of Common Stock underlying Common Stock Purchase Warrants which are exercisable at $1.25 per share and were issued in a private placement; 223,500 shares of Common Stock underlying Common Stock Purchase Warrants exercisable at $2.00 per share which were issued in a private placement; 1,040,000 shares of Common Stock underlying Common Stock Purchase Warrants exercisable at $0.75 per share which were issued under consulting arrangements; 315,000 shares of Common Stock issued in a private placement in connection with the acquisition of an oil and gas interest under a Purchase and Sale Agreement dated December 31, 1996; and 36,500 shares of Common Stock held by five employees and a consultant which were granted for past services to the Company.

     (2) The registration fee was calculated in accordance with Rule 457 (c) and (g)(1) and is based on the average of the high and low prices of Registrant's Common Stock, as reported on the NASDAQ Small-Cap Market on January 7, 1997.

     (3) In accordance with Rule 416, there are hereby being registered an indeterminate number of additional shares of Common Stock which may be issued as a result of the anti-dilution provisions of the Warrants and Convertible Debentures or as a result of any future stock split or stock dividend.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                      (ii)

                                    SUBJECT TO COMPLETION DATED FEBRUARY 6, 1997


PROSPECTUS

                            PEASE OIL AND GAS COMPANY

                        5,781,660 Shares of Common Stock

     This Prospectus relates to the resale by the holders (the "Selling Securityholders") named herein of, or the exercise or conversion of other securities of Pease Oil and Gas Company ("Company") for, up to 5,781,660 shares of the $0.10 par value common stock ("Common Stock") of the Company, which are either currently issued and outstanding, or which are issuable upon conversion of outstanding convertible debentures ("Convertible Debentures") or the exercise of warrants ("Warrants") to purchase shares of Common Stock, which Warrants and Convertible Debentures are currently outstanding. The shares of Common Stock being offered for resale includes 1,666,000 shares of Common Stock into which currently outstanding convertible debentures are convertible which were issued in a private placement; 2,500,000 shares of Common Stock underlying Common Stock Purchase Warrants which are exercisable at $1.25 per share and were issued in a private placement; 223,500 shares of Common Stock underlying Common Stock Purchase Warrants exercisable at $2.00 per share which were issued in a private placement; 1,040,000 shares of Common Stock underlying Common Stock Purchase Warrants exercisable at $0.75 per share which were issued under consulting Agreements dated March 9, 1996; 315,000 shares of Common Stock issued in a private placement in connection with the acquisition of an oil and gas interest under a Purchase and Sale Agreement dated December 31, 1996; and 36,500 shares of Common Stock held by five employees and a consultant which were granted for past services to the Company. See "Selling Securityholders."

     The Company will not receive any proceeds from the sale of shares by the Selling Securityholders and will not receive any proceeds upon the conversion of the Convertible Debentures which are convertible without payment of additional consideration into Common Stock. If all of the Warrants are exercised, of which there is no assurance, the Company will receive proceeds of up to approximately $4,352,000. There is no assurance that all or any portion of the Warrants will be exercised. However, the holders of the Warrants will have to exercise the Warrants in order to sell the shares of Common Stock offered for resale hereby by holders of Warrants.

                  --------------------------------------------


      FOR INFORMATION CONCERNING CERTAIN FACTORS WHICH SHOULD BE CONSIDERED
BY PURCHASERS OF THE COMMON STOCK OFFERED HEREBY AND BY PERSONS WHO CONVERT THEIR PREFERRED STOCK OR CONVERTIBLE DEBENTURES OR WHO EXERCISE WARRANTS, SEE "RISK FACTORS" COMMENCING ON PAGE 4 OF THIS PROSPECTUS.


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








                 The date of this Prospectus is February __, 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. The commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the office of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850-3389.

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and such exhibits and schedules.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference.

     (a) Annual Report on Form 10-KSB for the year ended December 31, 1995 (the "Annual Report on Form 10-KSB");

     (b) The Company's Proxy Statement, dated June 21, 1996 in connection with the Annual Meeting of Shareholders of the Company held August 10, 1996;

     (c) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996;

     (d) Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996;

     (e) Quarterly Report on Form 10-QSB for the Quarter ended September 30, 1996 (the "Third Quarter Report").

     (f) Current Report on Form 8-K dated January 10, 1997; and

     (g) All documents filed after the date of this Prospectus by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering.

     Any statement contained in the above-referenced documents shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any documents or portions of such other documents incorporated in this Prospectus, not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference in this Prospectus, may be obtained at no charge by any person (including any beneficial owner) to whom this Prospectus is delivered by a written or oral request to Patrick J. Duncan, Corporate Secretary, 751 Horizon Court, P.O. Box 60219, Grand Junction, Colorado 81506-8758, telephone (970) 245-5917.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus or contained in other reports and documents of the Company which are incorporated by reference in this Prospectus.

                                   The Company

     Pease Oil and Gas Company ("Company"), a Nevada corporation, has been engaged in the oil and gas exploration, development and production business since 1972. The Company's operations have been conducted primarily in Colorado, Nebraska, Utah and Wyoming. In late 1996, the Company acquired interests in producing oil and gas properties in Louisiana and intends to focus substantial efforts on the Gulf Coast area of the southeastern United States.

     The Company's business strategy is to expand its reserve base and cash flow primarily through:

o Raising significant capital to take advantage of leading edge technologies such as horizontal drilling and 3-D seismic exploration projects;
o Positioning itself with strategic sources of capital and partners that can react to opportunities in the oil and gas business when they present themselves;
o Developing alliances with major oil and gas finders that have been trained by the major oil companies;
o Participating in projects that have opportunities involving relatively small amounts of capital that could potentially generate significant rates of return. These projects include areas with large field potentials in the Rocky Mountains, Transition Zone Louisiana, and the Gulf of Mexico;
o Implementing the Company's investment strategy to carefully consider, analyze, and exploit the potential value of the Company's existing assets to increase the rate of return to its shareholders;
o Reinvesting operating cash flows into development drilling and recompletion activities;
o    Expanding the Company's operations outside the D-J Basin;
o Continuing the implementation of asset rationalization and operating efficiencies designed to improve operating margins and lower per unit operating cost;
o Acquiring properties that build upon and enhance the Company's existing asset base;
o Developing a long term track record regarding stock price performance and a reasonable rate of return to the shareholder.

     As of December 31, 1996, the Company had varying ownership interests in 151 gross productive wells (133 net) located in four states. The Company operates 143 of the wells (132 net wells), with the other wells being operated by independent operators under contracts that are standard in the industry.

     In 1995, the Company restructured its operations by substantially downsizing its oil field service and supply store operations as well as closing its administrative office in Denver, Colorado. In the restructuring, the Company terminated 40 of 71 employees.

     Beginning in December 1994, the Board of Directors of the Company voted not to declare the quarterly dividend and to suspend indefinitely the payment of future dividends on the Company's outstanding Series A Cumulative Preferred Stock ("Preferred Stock"). Dividends accrue on the outstanding Preferred Stock on a monthly basis. At December 31, 1996 there were outstanding 179,938 shares of Preferred Stock.

     Pursuant to the Company's Articles of Incorporation, the Preferred Stockholders elected two directors to the Company's Board of Directors at the Company's annual meeting in August 1996. Holders of outstanding shares of Preferred Stock shall have the right to elect two directors so long as there are accrued unpaid dividends outstanding. As of December 31, 1996, there were $404,861 in dividends in arrears, or $2.25 per share.

     The Company's address is 751 Horizon Court, Suite 203, Grand Junction, Colorado 81506-8718 and its telephone number is (970) 245-5917.

                                  RISK FACTORS

     Company's Continuing Losses and Financial Condition. As described in the financial statements contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 and the Third Quarter Report, the Company has sustained operating losses during each of the last five fiscal years and for the nine months ended September 30, 1996. The Company had net losses of approximately $1,707,000, $765,000 and $510,000 for the fiscal years ended
December 31, 1994, 1995 and the nine months ended September 30, 1996, respectively, and net losses applicable to common shares of $2,865,000, $2,609,000 and $662,000 for fiscal years 1994, 1995 and for the nine months ended September 30, 1996, respectively. Although the Company's current assets and the estimated present value of the Company's oil and gas reserves exceeded the Company's liabilities by $8.58 million as of December 31, 1995, there can be no assurance that the Company can produce the oil and gas reserves or otherwise liquidate those assets during the times or at the prices assumed in valuing those reserves. In addition, no assurance can be made that the Company will generate cash flows from operations or operate profitably in the future as an oil and gas exploration, development and production company. Any likelihood of future profitability of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the oil and natural gas exploration, development and production business in which the Company will be engaged.

     Need for Additional Capital. The Company's ability to complete its planned drilling and development programs which is intended to expand its reserve base and diversify its operations, is dependent upon the Company's ability to obtain the necessary capital. The Company's cash flow and borrowing capacity, together with any proceeds from this offering, will not be sufficient for the Company to complete its planned drilling and development programs. Additional sources of financing will be needed and there can be no assurance that additional sources of financing will be available at all or at a reasonable cost. See "Management's Discussion and Analysis" in Third Quarter Report.

     Development Risks and Production. A portion of the Company's oil and gas reserves are proved undeveloped reserves. Successful development and production of such reserves, although they are categorized as "proved," cannot be assured. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. There is no assurance that present oil and gas wells of the Company will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained.

     Convertible Debenture Repayment Priority. As of December 31, 1996, the Company's obligations under the Convertible Debentures, in the principal amount of $5,000,000, together with interest thereon, is secured by a first priority security interest in substantially all of the Company's oil and gas reserves in Larimer and Weld Counties, Colorado, which reserves totaled approximately 50% of all the Company's reserves at December 31, 1995. If the Company's obligations under the Convertible Debentures are ever declared immediately due and payable, the holders of the Convertible Debentures would have a first lien on the Company's major assets and might sell a significant portion of the assets to repay the Convertible Debentures.

         Price Volatility. The revenues generated by the Company and estimated future net revenue are highly dependent upon the prices of oil, natural gas and natural gas liquids. The energy market makes it difficult to estimate future prices of oil, natural gas and natural gas liquids. For instance, the price of oil dropped from approximately $18.00 per barrel as of December 31, 1992, to less than $12.00 per barrel as of December 31, 1993. The Company's average collected price for oil in 1994 was $15.94 per barrel and for natural gas was $1.36 per thousand cubic feet ("mcf"), for 1995 was $16.77 and $1.18, respectively and through November 1996, $19.81 and $1.15, respectively. On December 31, 1996, the posted price for oil and natural gas in the Company's producing areas was approximately $25 per barrel for oil and for natural gas was approximately $3.50 per mcf. The reserve valuations shown in the Company's Annual Report on Form 10-KSB are based on the December 31, 1995 prices of $17.66 per barrel of oil and $1.71 per mcf of natural gas. Various factors beyond the control of the Company affect prices of oil and natural gas, including worldwide and domestic supplies of, and demand for, oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls. As in the past, it is likely that oil and gas prices will continue to fluctuate in the future which may adversely affect the Company's business.

     Limitations on Accuracy of Reserve Estimates and Future Net Revenue. This Prospectus contains estimates of the Company's oil and gas reserves and the future net revenue therefrom which have been prepared by independent petroleum engineers. These estimates are based on various assumptions and, therefore, are inherently imprecise. Estimates of reserves and of future net revenue prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. In addition, the Company's reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors. If these estimates of quantities, prices and costs prove inaccurate, the Company is unsuccessful in expanding its oil and gas reserves base with its capital expenditure program, and/or declines in and instability of oil and natural gas prices occur, then writedowns in the capitalized costs associated with the Company's oil and gas assets may be required. Purchasers should note the different categories of reserves and that the category of "probable" reserves carries substantially more risk than the category of "proved" reserves.

     Risks Inherent in Oil and Gas Operations The search for oil and gas is a highly speculative activity that may be marked by numerous unproductive efforts. Many wells will be dry, and productive wells may not produce enough oil or gas to produce a profit or even return the invested capital. The Company must continually acquire and explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, the Company's assets, properties and revenues will decline. Oil and gas exploration and development are speculative, involve a high degree of risk and are subject to all the hazards typically associated with the search for, development of, and production of oil and gas. The Company's operations are subject to all of the risks incident to exploration for and production of oil and gas including blow-outs, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. The Company's insurance may not fully cover certain of these risks and the occurrence of a significant event not fully insured against could have a material adverse effect on the Company's financial position. The process of drilling for oil and gas can be hazardous and carry the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as the result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. The availability of a ready market for the Company's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of the Company's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. New oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed. The Company's business will always be subject to these types of risks.

     Exploration Risks. The Company intends to pursue a significant number of wildcat projects in southern Louisiana, Texas and the Gulf Coast. The exploration of such projects involves an extremely high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The costs of drilling, completing and operating wells is, at best, uncertain. Drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including title problems, weather conditions, compliance with governmental regulations and shortages and delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.

     Risks of Purchasing Interests in Oil and Gas Properties. The Company expects to continue to make acquisitions of producing and exploratory oil and gas properties in the future. The Company often will not control the operation of properties in which an interest is acquired. It is generally not feasible for the Company to review in-depth every property it purchases and all records with respect to such properties. However, even an in-depth review of properties and records may not necessarily reveal existing or potential problems, nor will it permit the Company to become familiar enough with the properties to assess fully their deficiencies and capabilities. Evaluation of future recoverable reserves of oil, gas and natural gas liquids, which is an integral part of the property selection process, is a process that depends upon evaluation of existing geological, engineering and production data, some or all of which may prove to be unreliable or not indicative of future performance. To the extent the seller does not operate the properties, obtaining access to properties and records may be more difficult. Even when problems are identified, the seller may not be willing or financially able to give contractual protection against such problems, and the Company may decide to assume environmental and other liabilities in connection with acquired properties.

     Loss of Revenue from Take-or-Pay Contract. A "take-or-pay" contract with Public Service Company of Colorado which called for PSCo to purchase annually a minimum of 2.92 billion cubic feet (BCF) of natural gas from the Company expired June 30, 1996. Historically, the price paid by PSCo under that contract had been at a premium above the market and therefore allowed for the "marketing and trading" activities which represented gas purchased from third parties and sold to PSCo under the terms of the contract. The expiration of this contract has and will have a material negative impact on the Company's future operations since the activity generated gross margin between $500,000 and $600,000 annually through the date that the contract expired.

     Competition. The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, the Company competes with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with more experience. Many other oil and gas companies in the industry have financial resources, personnel and facilities substantially greater than those of the Company and there can be no assurance that the Company will continue to be able to compete effectively with these larger entities.

     Shortage of Equipment, Services, and Supplies. The Company is involved in intense competition for scarce drilling and completion equipment, services and supplies, and there can be no assurance that sufficient drilling and completion equipment, services and supplies will be available when needed. The likelihood of shortages is greater at the present time than in the past because of the recent increase in oil and gas prices causing an increase in drilling activity and a resulting decrease in available material and equipment. Any such shortages could delay the proposed exploration, development, and sales activities of the Company and could cause a material adverse affect to the financial condition of the Company.

     Dependence on Key Personnel. The success of the Company will largely be dependent upon the efforts and active participation of Willard H. Pease, Jr. the President of the Company, James N. Burkhalter, the Vice President of Engineering and Production of the Company and Patrick J. Duncan the Chief Financial Officer of the Company. The loss of the services of any of its officers may adversely affect the Company's business.

     Government Regulation and Environmental Risks. The production and sale of gas and oil are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters, including taxes. Many jurisdictions have at various times imposed limitations on the production of gas and oil by restricting the rate of flow for gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increases may occur, although increases in state energy taxes would have no predictable effect on natural gas and oil prices. The Company believes it is in substantial compliance with applicable environmental and other government laws and regulations, however, there can be no assurance that significant costs for compliance will not be incurred in the future.

     The production and sale of oil and natural gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. From time to time, regulatory agencies have also reviewed certain aspects of the operations of oil and gas companies in the D-J Basin to determine if additional regulations or regulatory action is necessary. State statutes, rules and regulations affecting oil and gas companies may, if changed as proposed by certain interest groups, render drilling in certain locations more expensive or uneconomical due to increased surface owner compensation and bonding requirements or environmental regulatory constraints. The Colorado Oil and Gas Conservation Commission recently enacted and is considering stricter regulation of matters such as oil conservation, land reclamation, fluid disposal and bonding of oil and gas companies. Additionally, various cities and counties in which the Company operates have conducted and continue to conduct hearings to review their ordinances to determine the level of regulatory authority they should assert over such matters. At present, it cannot be determined to what degree stricter regulations would adversely impact the Company's operations.

     Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the public health and the environment, may affect the Company's operations, expenses and costs. Moreover, the recent trend toward stricter standards in environmental legislation and regulations is likely to continue. Legislation and regulations concerning the disposal of oil and gas waste were adopted by the Colorado Oil and Gas Conservation Commission during the summer of 1993. The Colorado Air Quality Control Commission has adopted regulations to implement the federal Clean Air Act. These regulations generally exempt oil and gas exploration and production activities, except from certain routine filings. These governmental agencies may impose further regulatory restrictions and reporting requirements which could adversely impact the Company's operating costs. However, at present the Company cannot predict if or to what degree its costs and operations will be impacted.

     Anti-Takeover Protections. The Company's Articles of Incorporation and Bylaws include certain provisions, the effect of which may be to inhibit a change of control of the Company. These include the authorization for issuance of additional classes of Preferred Stock and classification of the Board of Directors so that approximately one-third of the Company's directors are elected annually. In addition, certain of the Company's officers have entered into employment contracts providing for certain payments to be made upon termination. These provisions may discourage a third party from attempting to obtain control of the Company.

     Preferred Stock. The Company is authorized to issue 2,000,000 shares of preferred stock. The shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors without stockholder approval. Further, the voting powers and preferences, the relative rights of each such series, and the qualifications, limitations and restrictions may be established by the Board of Directors without stockholder approval. The Company has previously issued Preferred Stock, 179,938 shares of which are outstanding as of December 31, 1996 and are convertible into 562,306 shares of Common Stock and 562,306 Warrants. Any issuance of additional Preferred Stock could affect the rights of the holders of Common Stock and therefore reduce the value of the Common Stock. Holders of the shares of outstanding Preferred Stock are entitled, and holders of any Preferred Stock issued in the future would probably be entitled, to preferences ahead of holders of Common Stock as to dividends and at liquidation and any such preferences could affect the value of the Common Stock. Such preferences will be lost if the holders of the outstanding shares of Preferred Stock having conversion rights convert their Preferred Stock into Common Stock and Warrants.

     Dividend Policy. Holders of outstanding shares of Preferred Stock are entitled to receive cumulative cash dividends at an annual rate of $1.00 per share annually, payable quarterly in arrears, when, as and if declared by the Board of Directors of the Company out of funds at the time legally available therefor. Payment of dividends is subject to declaration by the Board of Directors and if not declared, dividends will cumulate from quarter to quarter without interest until declared and paid. Unpaid dividends increase the number of shares of Common Stock into which Preferred Stock may be converted. As of December 31, 1996, there was $404,861, or $2.25 per share, of preferred stock dividends in arrears. The Company does not currently pay cash dividends on its Common Stock (into which the Preferred Stock is convertible) and does not anticipate paying such dividends in the foreseeable future.

     Election of Additional Directors by Preferred Stockholders. The Company's Articles of Incorporation provide that whenever dividends on the Preferred Stock (or any outstanding shares of Parity Stock, as defined) have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of directors of the Company will be increased by two, and the holders of the Preferred Stock, voting separately as a class, will be entitled to elect such two additional directors to the Board of Directors at any meeting of stockholders of the Company at which directors are to be elected held during the period such dividends remain in arrears. Such voting rights will terminate when all such dividends accrued and in default have been paid in full or set apart for payment. The term of office of all directors so elected will terminate immediately upon such payment or setting apart for payment. Two directors were elected by the Preferred Stockholders at the Company's 1996 Annual Meeting in August 1996.

     Outstanding Options and Warrants. As of December 31, 1996, the Company has outstanding options and warrants to purchase a total of 7,926,556 shares of the Company's Common Stock. The exercise prices of the outstanding options and warrants range from $.70 per share to $6.00 per share. The holders of the outstanding options and warrants might have the opportunity to profit from a rise in the market price (of which there is no assurance) of the shares of the Company's Common Stock underlying the options and warrants, and their exercise may dilute the ownership interest in the Company held by other stockholders.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of shares by the Selling Securityholders and will not receive any proceeds upon the conversion of the Convertible Debentures, which are convertible without payment of additional consideration into Common Stock. If all of the Warrants are exercised, of which there is no assurance, the Company would receive proceeds of up to approximately $4,352,000. Any proceeds from the exercise of Warrants will be used by the Company for general corporate purposes.

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of December 31, 1996, by each Selling
Securityholder herein as adjusted to reflect the sale by all Selling Securityholders of the shares offered hereby by each Selling Securityholder. This list indicates the number of Common Shares owned by such Selling Securityholder prior to the offering, the maximum number of shares to be offered for such Selling Securityholder's account, the amount of the class owned by the Selling Securityholder after completion of the offering (assuming the Selling Securityholder sold the maximum number of shares of Common Stock) and any position, office or other material relationship with the Company that the Selling Securityholder had within the past three (3) years. The Selling Securityholders are not required, and may choose not, to sell any of their shares of Common Stock.

                                                                    Shares Owned                            Shares Owned
                                                                       Prior             Shares Being           After
Name                                                                to Offering             Offered           Offering
------------------------------------------------------              -----------          ------------       ------------

Allen, Gylan C. & Mary H. Allen Family Trust,
         Gylan C. Allen Trustee.......................                 20,833              20,833(1)              --

American Energy Mgmt Profit Sharing Plan,
         DTD 12/20/84, Jerry Spilsbury TTEE...........                 83,333              83,333(1)              --

Awerbuch, Wilma.......................................                 20,833              20,833(1)              --

Barnett, O. Lee.......................................                 12,500              12,500(1)              --

Barstow, Hal IRA Roll--Over............................                41,667              41,667(1)              --

Benson, Lloyd K.......................................                 16,667              16,667(1)              --

Bluto, Paul M.........................................                 25,000              25,000(1)              --

Bobzin, Paul A........................................                 20,833              20,833(1)              --

Boyack, Wallace T. Pension & Profit
         Sharing Trust DTD 1/1/81.....................                 20,833              20,833(1)              --

Boyd, Harry E. & Gloria S.............................                 20,833              20,833(1)              --

Bradford, William L. & Ruth A.........................                 20,833              20,833(1)              --

Broadbent, Robert C.& Helen H. Broadbent TTEES
         of the Broadbent Family Trust DTD 4/26/95....                 25,000              25,000(1)              --

Broschart Family Trust UAD 8/24/92,
         James & Gloria TTEES.........................                 20,833              20,833(1)              --

Byrne, Raymond and Jacquelyn..........................                  8,333               8,333(1)              --

Carty, Everett C. & Joan M. TTEES UTD 2/26/96,
         FBO the Carty Living Trust...................                 20,833              20,833(1)              --


Casey, Larry W. & Suanne B., TTEES
         FBO the Casey Family Trust...................                 20,833              20,833(1)              --

Catelli, Anne R. Trust U/A DTD 1/9/96
         Thomas R. Villone TTEE.......................                 41,667              41,667(1)              --

Cavin, William J. (Jr) and M. Janice..................                 41,667              41,667(1)              --


                                      - 9 -



                                                                    Shares Owned                            Shares Owned
                                                                       Prior             Shares Being           After
Name                                                                to Offering             Offered           Offering
------------------------------------------------------              -----------          ------------       ------------

Cox, David C..........................................                 41,667              41,667(1)              --

Curry, Patrick G......................................                 20,833              20,833(1)              --

Cutler, Stanley.......................................                 20,833              20,833(1)              --

D'Asaro, Michael A....................................                 20,833              20,833(1)              --

Davidson, Janice......................................                 66,667              66,667(1)              --

Dawes, Steven A.......................................                 41,667              41,667(1)              --

Delta Financial Resources, Inc........................                 41,667              41,667(1)              --

Demuth, Irene Esther Trust............................                 20,833              20,833(1)              --

Doctors Financial Mgmt. Co., Inc.....................                 139,583              83,333(2)             56,250

Elhaj, Abed K.........................................                104,166             104,166(1)              --

Engs, John A. and Alexandra...........................                 20,833              20,833(1)              --

Fine Revokable Trust..................................                333,333             333,333(1)              --

Foster, Leita Revokable Trust.........................                 16,667              16,667(1)              --

Fredson, Ronald A. & Margaret.........................                 41,667              41,667(1)              --

Frey, Philip Jr.......................................                 41,667              41,667(1)              --

Galbraith, Jack H., TTEE of the Jack H. Galbraith
         Living Trust U/A dated 5/25/95...............                  8,333               8,333(1)              --

Georgeson, Mrs. Jill T................................                 20,833              20,833(1)              --

Gilman, Robert........................................                 83,334              83,334(1)              --

Gleave, Barton........................................                 20,833              20,833(1)              --

Wasatch Family Denter Care PC Pension Plan, U/A DTD
         1/1/95 FBO Rodney S. Gleave Family...........                 20,833              20,833(1)              --

Godfrey, Gary B. Family Revocable Trust, Dated 7/1/93,
         Gary B. Godfrey TTEE.........................                 16,667              16,667(1)              --

Gordon, Kilbourn III..................................                  8,333               8,333(1)              --

Grobe, Charles........................................                208,333             208,333(1)              --

Grobe, Charles and Ila 1973 Trust, The Separate Property of
         Ila Grobe....................................                 20,833              20,833(1)              --

Hafer, Edward.........................................                 62,500              62,500(1)              --

Hagerty, FBO William Kelly, IRA, Delaware Charter
         Guarantee & Trust Co.TTEE....................                 20,833              20,833(1)              --


                                     - 10 -



                                                                    Shares Owned                            Shares Owned
                                                                       Prior             Shares Being           After
Name                                                                to Offering             Offered           Offering
------------------------------------------------------              -----------          ------------       ------------

Harris,  Bonnie F. & Alfred Fletcher TTEES, UTD 6/14/91
         FBO the Harris Trust.........................                 25,000              25,000(1)              --

Hartunian Family Trust DTD 3/8/95.....................                 41,667              41,667(1)              --

Harvey, Patrick L.....................................                 41,667              41,667(1)              --

Heiman, R. Feed Yard, Inc.............................                 16,667              16,667(1)              --

Houlihan, Richard.....................................                281,483              20,833(3)            260,650

Hughes, Betty R., TTEE, FBO R.P. & B.R. Hughes
         DTD 11-30-71.................................                 41,667              41,667(1)              --

Jamett, Evelyn Louise.................................                 20,833              20,833(1)              --

Jones, Carroll S......................................                 20,833              20,833(1)              --

Kanne, Charles R. Jr..................................                166,666             166,666(1)              --

Keiser, Charles.......................................                 16,667              16,667(1)              --

Kennedy, Eileen Mary IRA..............................                 20,833              20,833(1)              --

Kennedy, Thomas James IRA.............................                 20,833              20,833(1)              --

Khayyam, Mansour & Victoria...........................                 41,667              41,667(1)              --

Kirby, Thomas B.......................................                  8,333               8,333(1)              --

Kirby Trust, Thomas B. Kirby TTEE.....................                 16,667              16,667(1)              --

Kulick 1984 Trust DTD 10/23/84
         Edward L. Kulick TTEE........................                 58,333              58,333(1)              --

Lawler, Doris Gene....................................                 41,667              41,667(1)              --

Lewis Family Trust DTD 5/6/82
         Phillis & Clair Lewis TTEES..................                  8,333               8,333(1)              --

Madaien, Hanna........................................                 83,333              83,333(1)              --

Martin, Jim H. IRA...................................                  41,667              41,667(1)              --

McDonald, Thomas James................................                 20,833              20,833(1)              --

McLeod, Daniel V......................................                103,333             103,333(4)              --

Mencinger, Micholas & Julie Johnson...................                 41,667              41,667(1)              --

Meyer, Dennis C.......................................                 16,667              16,667(1)              --

Modglin, Donald L. & Grace M. Modglin
         Co TTEES to Trust............................                 20,833              20,833(1)              --

Moore, John Temple TTEE, John Temple Moore Living Trust,
         UA DTD 11/16/94..............................                 41,667              41,667(1)              --


                                     - 11 -



                                                                    Shares Owned                            Shares Owned
                                                                       Prior             Shares Being           After
Name                                                                to Offering             Offered           Offering
------------------------------------------------------              -----------          ------------       ------------

North County Pulmonary Medical Group Inc.
         Profit Sharing Plan..........................                 25,000              25,000(1)              --

Pacific States Capital Corporation....................                280,000             280,000(5)              --

Paul, Geraldine W.....................................                 20,833              20,833(1)              --

Pierce, Don D. and Juanita J..........................                 41,667              41,667(1)              --

Pum,  Dr. Franz J. IRA................................                  8,333               8,333(1)              --

Rabinowitz, Milton....................................                 41,667              41,667(1)              --

Ramey, William K......................................                 20,833              20,833(1)              --

Reott, Lavina G.......................................                 41,667              41,667(1)              --

FBO Rosenwasser, Stuart N.,
         D.R. Technologies, Inc. PSP..................                 41,667              41,667(1)              --

Santa Fe Exploration..................................                 16,667              16,667(1)              --

Schubert, Steve.......................................                 41,667              41,667(1)              --

Schwab, Wayne.........................................                 41,666              41,666(1)              --

Schwartz Family Revocable Trust, Earl D. Schwartz, TTEE                 8,333               8,333(1)              --

Shonyo Revocable Living Trust, Kenneth W. Shonyo, TTEE,
         UAD 6/30/91..................................                 62,500              62,500(1)              --

Smith, Andrew D. Profit Sharing Plan
         FBO A. Smith.................................                 20,833              20,833(1)              --

Smith, Jeff...........................................                  8,333               8,333(1)              --

Sproul, David E.......................................                 16,667              16,667(1)              --

Sproul, David E.as Custodian for
         Lindsey M. Sproul (Minor)....................                  8,333               8,333(1)              --

Stauffer Family Revocable Living Trust
         UTAD 3/2/93..................................                 20,833              20,833(1)              --

Stock, Lincoln F. and Helen M. TTEES for the Lincoln F.
         and Helen M. Stock Revocable Trust...........                 41,667              41,667(1)              --

Swarts Family Trust Dated 2/9/95......................                 25,000              25,000(1)              --

Tamar Properties Inc. Profit Sharing Plan.............                 20,833              20,833(1)              --

Tejeda, Rennie C. and Kathleen........................                 41,667              41,667(1)              --

Thompson, W. Gayle TTEE, FBO W. Gayle Thompson
         Employee Benefit Trust.......................                 41,667              41,667(1)              --

Totman, James W. TTEE UTD 12/18/86
         FBO James W. Totman Trust....................                 41,667              41,667(1)              --


                                     - 12 -



                                                                    Shares Owned                            Shares Owned
                                                                       Prior             Shares Being           After
Name                                                                to Offering             Offered           Offering
------------------------------------------------------              -----------          ------------       ------------

Tully Family Trust UTD 5/25/84........................                  8,333               8,333(1)              --

Warner, Julian R......................................                 20,833              20,833(1)              --

Warner, Wayne IRA.....................................                 20,833              20,833(1)              --

White, Harold L. and Sandra R.........................                 41,667              41,667(1)              --

Wilson, Guy B. and Jeanette TTEES
         FBO the Wilson Family Trust..................                 20,833              20,833(1)              --

Witkowski, John J. and Carolyn A......................                 20,833              20,833(1)              --

Witwer, James, MD.....................................                149,583              83,333(6)              --

Yamamoto Trust UTD 1/15/88............................                 20,833              20,833(1)             66,250

Zucker, Steven S., IRA................................                 41,667              41,667(1)              --

Zucker, Steven S......................................                 16,667              16,667(1)              --


Steve Antry c/o Signal Securities, Inc................                664,442              11,137(7)            653,305

Jenni Buys c/o Coleman and Company Securities, Inc....                    900                 900                 --

Thomas Carey c/o Tradeway Securities Group, Inc.......                  3,500               3,500                 --

Carib Financial Group Ltd.............................                 26,250              26,250                 --

Christopher Huey c/o Coleman and
         Company Securities Inc.......................                  4,500               4,500                 --

Coleman and Company Securities Inc....................                  3,600               3,600                 --

Fox & Company Investments Inc.........................                 17,814              17,814                 --

GBS Financial Corp....................................                  5,813               5,813                 --

Donald G. Gloisten and Mary J. Gloisten Family Trust
         UTD 11/30/96 c/o GBS Financial Corp..........                  3,000               3,000                 --

Scott H. Gulbranson
         c/o Fox & Company Investments Inc............                    625                 625                 --

Hagerty, Stewart & Associates.........................                  1,125               1,125                 --

William Kelly Hagerty c/o Hagerty, Stewart & Associates                 6,375               6,375                 --

Bill Herndon c/o Reidl & Co...........................                  6,500               6,500                 --

Brian Houlihan c/o Signal Securities, Inc.............                  4,000               4,000                 --

Gary K. Jamett c/o Signal Securities, Inc.............                  2,000               2,000                 --

JTM Consulting, Inc. c/o Signal Securities, Inc.......                  5,000               5,000                 --

Peter Koonce c/o GBS Financial Corp...................                 32,937              32,937                 --


                                     - 13 -



                                                                    Shares Owned                            Shares Owned
                                                                       Prior             Shares Being           After
Name                                                                to Offering             Offered           Offering
------------------------------------------------------              -----------          ------------       ------------

Meridian Capital Group, Inc...........................                  2,000               2,000                 --

Michael T. Michelas c/o Presidential Brokerage, Inc...                  5,000               5,000                 --

Presidential Brokerage Inc............................                 18,125              18,125                 --

Richard K. Roberts c/o Fox & Company Investments, Inc.                  1,718               1,718                 --

Travis K. Roberts c/o Fox & Company Investments, Inc..                  1,718               1,718                 --

Ronald Schiff c/o Fox & Company Investments, Inc......                    625                 625                 --


Delbert C. Schilling and Gloria B. Schilling,
         JTWROS c/o Signal Securities Inc.............                  4,638               4,638                 --

Signal Securities, Inc................................                  4,725               4,725                 --

Lincoln Stock c/o Presidential Brokerage, Inc.........                  2,500               2,500                 --

Jamal R. Taha c/o Tradeway Securities Group, Inc......                  5,000               5,000                 --

Waldron & Co., Inc....................................                  7,500               7,500                 --

Charles J. Weschler
         c/o Fox and Company Investments, Inc.........                  1,250               1,250                 --

Western Pacific Securities............................                 20,000              20,000                 --

Cynthia D. Williams c/o Meridian Capital Group, Inc...                  3,000               3,000                 --


Antry, Lisa...........................................                664,442             600,000(7)             64,442

Carib Financial.......................................                 20,000              20,000                 --

Cohee, Gary...........................................                 10,000              10,000                 --

Stephen L. Fischer....................................                213,400             205,000(8)               8,400

GBS Financial Corp....................................                  3,000               3,000                 --

Hilywa, John and Cynthia..............................                  2,500               2,500                 --

Houlihan, Richard ....................................                280,233              85,000(3)            195,233

Jones, Fred...........................................                 10,000              10,000                 --

Kavanau, Chris........................................                  1,250               1,250                 --

Koonce, J. Peter & Marilyn C. JTWROS..................                 17,000              17,000                 --

McDerott, Kevin.......................................                  1,250               1,250                 --

Richard K. Roberts....................................                  2,376               2,376                 --

Rogers, Travis K......................................                  2,376               2,376                 --

Walker, Clemons F.....................................                358,248              90,873(9)            267,357


                                     - 14 -



                                                                    Shares Owned                            Shares Owned
                                                                       Prior             Shares Being           After
Name                                                                to Offering             Offered           Offering
------------------------------------------------------              -----------          ------------       ------------

Atocha Exploration, Inc...............................                141,750             141,750                 --

Browning Oil Company, Inc.............................                 47,250              47,250                 --

Potosky Oil and Gas, Inc..............................                126,000             126,000                 --


Adams, Marilyn........................................                 22,000               3,500(10)             18,500

Burkhalter, James N...................................                130,710               5,000(11)            125,710

Duncan, Patrick J.....................................                125,635               5,000(12)            120,635

Hu, Gounong...........................................                 21,000               6,000(13)             15,000

McCartney, Jack A.....................................                 15,000              15,000(14)             --

Ratcliff, John........................................                  7,000               2,000(15)              5,000
                                                                    ---------           ----------             ---------

         Totals.......................................              7,638,410           5,781,660              1,856,750
                                                                    =========           =========              =========

------------------------

     (1) Of Shares being offered, 40% will be issued upon conversion of outstanding Convertible Debentures at $3.00 per share and 60% will be issued upon exercise of a warrant to purchase the Common Stock of the Company at $1.25 per share. These securities were issued in a private placement by the Company.

     (2) The Trustee for this account, Leroy W. Smith, has been a director of the Company since August 1996, and is therefore deemed to have indirect beneficial ownership of the underlying shares. Accordingly, this includes 5,000 shares that are held by Mr. Smith's wife, 10,000 shares underlying presently exercisable options held directly by Mr. Smith, and 31,250 shares underlying convertible preferred stock the is held directly by Mr. Smith, his wife and another entity whereby Mr. Smith is the Trustee. The remaining amount of 83,333 consists of 33,333 shares underlying a convertible debenture and 50,000 shares underlying a warrant to purchase the Companys Common Stock issued in a private placement.

     (3) Mr. Houlihan is a director of the Company and is also the Chairman of the Company's Audit Committee. In addition, prior to joining the Board of Directors in August 1996, a consulting firm of which Mr. Houlihan is a principal, prepared a due diligence study dated May 1996 for the Company and was paid a fee of $35,000 plus $5,776 for expenses. The amount shown in the table includes 85,000 shares underlying presently exercisable options held directly by Mr. Houlihan and 24,500 shares held by an entity of which Mr. Houlihan is the Trustee and is deemed to have indirect beneficial ownership. The remaining amount of 20,833 consists of 8,333 shares underlying a convertible debenture and 12,500 shares underlying a warrant to purchase the Company's Common Stock in a private placement.

     (4) The amount includes 53,333 shares underlying Convertible Debentures and 50,000 presently exercisable warrants.

     (5) The amount includes 100,000 shares underlying Convertible Debentures and 180,000 presently exercisable warrants.

     (6) The Trustee for this account, Leroy W. Smith, has been a director of the Company since August 1996, and is therefore deemed to have indirect beneficial ownership of the underlying shares. Accordingly, this includes 5,000 shares that are held by Mr. Smith's wife, 10,000 shares underlying presently exercisable options held directly by Mr. Smith, and 41,250 shares underlying convertible preferred stock the is held directly by Mr. Smith, his wife and another entity whereby Mr. Smith is the Trustee. The remaining amount of 83,333 consists of 33,333 shares underlying a convertible debenture and 50,000 shares underlying a warrant to purchase the Common Stock in a private placement.

     (7) Mr. Antry has been a director of the Company since August 1996 and is the President of Beta Capital Group, Inc. ("Beta"). The Company entered into a three year consulting agreement with Beta in March 1996 that requires minimum monthly cash payments of $17,500 for fees plus reimbursement of out-of-pocket expenses. The agreement also requires the Company to pay Beta 2% of the gross proceeds received from any private or public financing and 7% of the gross proceeds received from any exercise of warrants. In addition to the cash compensation, the Company also agreed to grant Beta, or its assignees, warrants to purchase 1,000,000 shares of the Company's Common Stock at $0.75 per share. These warrants expire in March 2001. Beta Capital retained ownership of 600,000 of these warrants, which are assigned to Lisa Antry, Mr. Antry's wife, and assigned the other 400,000 warrants to other parties. Accordingly, this number includes 600,000 shares underlying the warrants assigned to Mrs. Antry, 50,000 shares underlying presently exercisable warrants held directly by Mr. Antry and 625 shares underlying convertible preferred stock held directly by Mr. Antry. Mr. Antry is also an associated person of Signal Securities, Inc., which also received warrants and commissions from the Company in connection with a private placement by the Company.

     (8)  Mr. Fischer works for Beta as an independent  contractor.  Included in
          this  amount  is  205,000  shares  underlying  presently   exercisable
          warrants.

     (9) Mr. Walker has been a director of the Company since August 1996. Through a broker-dealer with which he is affiliated and individually, Mr. Walker assisted the Company in raising in excess of $2.5 million dollars in various private placements since 1992. Mr. Walker received commissions and broker warrants commensurate with the industry norm for those efforts. In addition, Mr. Walker has acted in the capacity of an advisor to the Company since 1992 and from time-to-time received both cash and/or warrants to purchase Common Stock for those services. The number of shares owned includes 254,353 shares underlying presently exercisable warrants and 625 shares underlying convertible preferred stock held directly by Mr. Walker.

     (10) Mrs. Adams is the Company's Accounting Supervisor. The number of shares owned includes 17,500 shares underlying presently exercisable options.

     (11) Mr. Burkhalter has been a director of the Company as well as the Company's Vice President of Engineering and Production since August 1993. The number of shares owned includes 115,000 shares underlying presently exercisable options.

     (12) Mr. Duncan is a director of the Company's as well as the Company's Chief Financial Officer, Treasurer and Corporate Secretary. Mr. Duncan joined the Company as its Controller in April 1994. The number of shares owned includes 105,000 shares underlying presently exercisable options.

     (13) Mr. Hu is the Company's Geologist. The number of shares owned includes 15,000 shares underlying presently exercisable options.

     (14) Mr. McCartney is a consultant to the Company who received the shares for services performed in 1996.

     (15) Mr. Ratcliff is an accountant for the Company. The number of shares owned includes 5,000 shares underlying presently exercisable options.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock issuable upon exercise of the Warrants and the shares of Common Stock issuable upon conversion of Convertible Debentures will be issued directly by the Company to the Warrant holders or holders of Convertible Debentures upon surrender of the particular Warrants together with the exercise price or upon surrender of the Convertible Debentures to the Company. The exercise or conversion are subject to the terms of the Warrants and Convertible Debentures, and such Warrants and Convertible Debentures may be exercisable or convertible during different periods of time. Shares issued upon exercise of Warrants or options or conversion of Convertible Debentures will be restricted securities as defined in Rule 144 adopted under the Securities Act of 1933, as amended, while held by the person exercising a Warrant or converting a Convertible Debenture.

     The Selling Securityholders intend to sell their shares directly, through agents, dealers, or underwriters, in the over-the-counter market, or otherwise, on terms and conditions determined at the time of sale by the Selling Securityholders or as a result of private negotiations between buyer and seller. Sales of the shares of Common Stock may be made pursuant to this Prospectus and pursuant to Rule 144 adopted under the Securities Act of 1933, as amended. No underwriting arrangements exist as of the date of this Prospectus for the Selling Securityholders to sell their shares. Upon being advised of any underwriting arrangements that may be entered into by a Selling Securityholder after the date of this Prospectus, the Company will prepare a supplement to this Prospectus to disclose such arrangements. It is anticipated that the per share selling price for the shares will be at or between the "bid" and "asked" prices of the Company's Common Stock as quoted in the over-the-counter market immediately preceding the sale. Expenses of any such sale will be borne by the parties as they may agree.

                                  LEGAL MATTERS

     The validity of the Common Stock will be passed upon for the Selling Securityholders by Alan W. Peryam, Denver, Colorado.

                                     EXPERTS

     The consolidated financial statements as of December 31, 1995, and for each of the two years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by HEIN + ASSOCIATES LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


-------------------------------------------------------------------------------------------------------------------

No dealer, salesperson or other person has been authorized
to give any information or to make any  representation not
contained in this  Prospectus  and, if given or made, such                 PEASE OIL AND GAS COMPANY
information or  representation  must not be relied upon as
having  been  authorized  by the  Company  or any  Selling
Securityholder.  This  Prospectus  does not  constitute an              5,781,660 SHARES OF COMMON STOCK
offer to sell or a solicitation  of an offer to buy any of
the securities  offered hereby in any  jurisdiction to any
persons to whom it is  unlawful to make such offer in such
jurisdiction.


           -----------------------------------


                                                                              ---------------------
                                                 Page No.
                                                                                   PROSPECTUS
                                                                              ---------------------
AVAILABLE INFORMATION.................................  2

INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE..............................  2

PROSPECTUS SUMMARY....................................  3

RISK FACTORS..........................................  4

USE OF PROCEEDS.......................................  8

SELLING SECURITYHOLDERS...............................  9

PLAN OF DISTRIBUTION.................................. 17

LEGAL MATTERS......................................... 17
                                                                                February 6, 1997
EXPERTS............................................... 17




-------------------------------------------------------------------------------------------------------------------


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Expenses payable by Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

     SEC Registration Fee*................................              $6,170

     Accounting Fees and Expenses*........................               4,000

     Legal Fees and Expenses*.............................              11,000

     Printing, Freight and Engraving*.....................               2,500

     Miscellaneous*.......................................               1,330
                                                                        ------
              Total.......................................           $  25,000
                                                                       =======
-----------------

         * Estimated.

Item 15.  Indemnification of Directors and Officers.

     Article VII of the Registrant's Articles of Incorporation provides that no director or officer of the Registrant shall be personally liable to the Registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except that such provision will not eliminate or limit the liability of a director or officer for any act or omission which involves intentional misconduct, fraud or a knowing violation of law or for the payment of any dividend in violation of Section 78.300 of the Nevada Revised Statutes.

     Section 78.751 of the Nevada Revised Statutes permits the Registrant to indemnify its directors, officers, employees and agents if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, the corporation must provide indemnification against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Section 43 of the Registrant's Bylaws provides that the Registrant shall provide indemnification to Registrant's officers, directors and employees to the fullest extent permitted under the Nevada General Corporation Law.

Item 16.  Exhibits.

     In addition to the exhibits previously filed by Registrant, the following is a list of all exhibits filed as part of this Registration Statement or, as noted, incorporated by reference to this Registration Statement:

Exhibit No.    Description and Method of Filing
----------     --------------------------------

       (5)     Opinion of Company counsel.*

   (10.23) Agreement between Beta Capital Group, Inc. and Pease Oil and Gas Company dated March 9, 1996, incorporated by reference to the Registrant's 1995 Annual Report on Form 10-KSB as Exhibit No. 10.22.

   (10.25) Form of $50,000 Five Year 10% Collateralized Convertible Debenture issuable by Registrant in connection with its 1996 private placement, incorporated by reference to Exhibit 10.25 to Registration Statement No. 33-44536.

   (10.26) Form of Warrant to Purchase Common Stock issuable in connection with Registrant's 1996 private placement, incorporated by reference to Exhibit 10.26 to Registration Statement No. 33-44536.

   (10.27) Purchase and Sale Agreement to acquire oil and gas properties dated December 31, 1996 incorporated by reference to Registrant's Form 8-K dated January 10, 1997 as Exhibit 10.27.

    (23.1)     Consent of Alan W. Peryam.*

    (23.2) Consent of HEIN + ASSOCIATES LLP Independent Certified Public Accountants.*
---------------------
     *Previously filed.
Item 17.  Undertakings

     The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which Registrant offers or sells securities, a post-effective amendment to this registration statement to include any material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Junction, Mesa County, State of Colorado, on February 6, 1997.
                                                 PEASE OIL AND GAS COMPANY


                                                 By: /s/ Willard H. Pease, Jr.
                                                    ----------------------------
                                                     Willard H. Pease, Jr.
                                                     Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacity and on the dates indicated.

Signature                                            Title                         Date
---------                                            -----                         ----

/s/ Steve Antry                                      Director                      February 6, 1997
---------------------------------------------------
Steve Antry

/s/ James N. Burkhalter                              Director                      February 6, 1997
---------------------------------------------------
James N. Burkhalter

/s/ Patrick J. Duncan                                Director                      February 6, 1997
---------------------------------------------------
Patrick J. Duncan

/s/ Richard A. Houlihan                              Director                      February 6, 1997
---------------------------------------------------
Richard A. Houlihan

/s/ Homer C. Osborne                                 Director                      February 6, 1997
---------------------------------------------------
Homer C. Osborne

/s/ Willard H. Pease, Jr.                            Director                      February 6, 1997
---------------------------------------------------
Willard H. Pease, Jr.

/s/ James C. Ruane                                   Director                      February 6, 1997
---------------------------------------------------
James C. Ruane

/s/ LeRoy W. Smith                                   Director                      February 6, 1997
---------------------------------------------------
LeRoy W. Smith

/s/ Robert V. Timlin                                 Director                      February 6, 1997
---------------------------------------------------
Robert V. Timlin

/s/ Clemons F. Walker                                Director                      February 6, 1997
---------------------------------------------------
Clemons F. Walker

/s/ William F. Warnick                               Director                      February 6, 1997
---------------------------------------------------
William F. Warnick

                                  EXHIBIT INDEX

Exhibit        Description                                              Page No.
-------        -----------                                              --------

       (5)     Opinion of Company counsel.*                               N/A

   (10.25)     Agreement  between  Beta   Capital  Group,  Inc.  and      N/A
               Pease Oil and Gas Company dated March 9, 1996, incorporated by reference to the Registrant's 1995
               Annual Report on Form 10-KSB as Exhibit No. 10.22.

   (10.25)     Form   of   $50,000   Five  Year  10%  Collateralized      N/A
               Convertible   Debenture  issuable  by  Registrant  in
               connection   with   its   1996   private   placement,
               incorporated   by  reference  to  Exhibit   10.25  to
               Registration Statement No. 33-44536.

   (10.26)     Form  of  Warrant  to Purchase  Common Stock issuable      N/A
               in   connection   with   Registrant's   1996  private
               placement, incorporated by reference to Exhibit 10.26 to Registration Statement No. 33-44536.

   (10.27)     Purchase  and  Sale  Agreement to acquire oil and gas      N/A
               properties dated December 31, 1996, incorporated by reference to Registrant's Form 8-K dated January 10,
               1997 as Exhibit 10.27.

    (23.1)     Consent of Alan W. Peryam.*                                N/A

    (23.2)     Consent  of  HEIN  +  ASSOCIATES  LLP  Independent
               Certified Public Accountants.*                             N/A

---------------------
     *Previously filed.